Exhibit 10.1

COMPREHENSIVE SETTLEMENT AGREEMENT

THIS COMPREHENSIVE SETTLEMENT AGREEMENT (“Agreement”) is made and entered into by between, on the one hand, Versata Software, Inc. (f/k/a Trilogy Software, Inc.), Versata, Inc., Versata Development Group, Inc., Versata Enterprises, Inc., Trilogy, Inc. and Trilogy Enterprises, Inc., each a Delaware corporation with its principal place of business at 6011 West Courtyard Drive, Austin, Texas 78730 (which together are signing for themselves and on behalf of their Affiliates and Parties described under the definition of “Versata” below), and, on the other hand, Selectica, Inc., a Delaware corporation with its principal place of business at 1740 Technology Drive, San Jose, California 95110 (which is signing for itself and on behalf of its Affiliates and Parties described under the definition of “Selectica” below).  This Agreement is effective as of this 20th day of September, 2011 (the “Effective Date”).

WITNESSETH

WHEREAS, Versata and Selectica were previously engaged in a patent lawsuit, styled Versata Software Inc., et al. v. Selectica, Inc., Civil Action No. 2:06CV444, in the United States District Court for the Eastern District of Texas, Marshall Division (the “Patent Action”);

WHEREAS, Versata and Selectica settled the Patent Action pursuant to that certain Settlement, Release and License Agreement dated October 5, 2007 (the “2007 Settlement Agreement”);

WHEREAS, in December 2008 Selectica filed suit against Versata with respect to Selectica’s adoption and implementation of its stockholder rights agreement and related matters in the case styled Selectica, Inc. v. Versata Enterprises, Inc., Civil Action No. 4241-VCN (the “2008 Delaware Action”), in which the Court of Chancery ruled in favor of Selectica, which ruling was affirmed by the Delaware Supreme Court on October 11, 2010;

WHEREAS, Versata and Selectica are now engaged in a subsequent lawsuit in the Delaware Court of Chancery styled Selectica, Inc. v. Versata Enterprises, Inc., Civil Action No. 5976-VCN, relating to Versata’s demand for more than $1 million in fees in connection with Versata’s alleged investigation of Selectica’s corporate governance policies and procedures (the “Litigation”);

WHEREAS, the Parties now wish to settle the claims and counterclaims alleged in the Litigation and otherwise resolve all claims between them and to replace all previous settlement agreements between them (including the 2007 Settlement Agreement) with a comprehensive settlement agreement, as documented in this Agreement;

WHEREAS, the Parties desire to exchange mutual general releases by which each Party releases any and all claims, whether known or unknown, against the other Party; and

WHEREAS, each of the Parties desires a license to certain Patents owned by the other Party, as described and defined herein.

NOW, THEREFORE, in consideration of the mutual promises and obligations recited herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Versata and Selectica hereby agree as follows:

1.                 DEFINITIONS.  The following terms used in this Agreement shall have the meanings set forth below:

1.1           “Affiliate” (and its derivative terms) means any Person that directly or indirectly (through one or more intermediaries) Controls or is Controlled by, or is under common Control with, the Person specified.

1.2           “Agreement” means this Comprehensive Settlement Agreement.

1.3           “Assert” means to bring an action of any nature before any legal, judicial, arbitration, administrative, executive or other type of body or tribunal that has or claims to have authority to adjudicate such action in whole or in part.  Examples of such body or tribunal include, without limitation, State and Federal Courts in the United States, the United States International Trade Commission and any foreign counterparts of any of the foregoing.

1.4           “Confidential Litigation Material” means: (a) any and all non-public or confidential Documents pertaining to the Litigation produced by one Party to the other Party, or by a third party to one or both of the Parties, and any materials in the receiving Party’s possession referring to any such Documents regardless of which party generated the materials (including, but not limited to, memoranda, e-mails, reports, correspondence and work product); (b) all non-public or confidential information contained in pleadings, motion papers, applications to the court in the Litigation, correspondence, declarations, deposition and hearing transcripts, discovery requests, discovery responses and exhibits filed, served, used, received or communicated by either Party in the Litigation; (c) all attorney-work product and attorney client communications pertaining to the Litigation or the subject matter of the Litigation, including any expert or consultant reports, opinions or analyses; and (d) any and all copies, summaries, excerpts or derivations of any of the foregoing.   Notwithstanding the foregoing, the following documents are not considered “Confidential Litigation Materials”:  (i) engagement or retention letters or agreements, and any amendments or addenda thereto, between a Party and its counsel; (ii) engagement letters or agreements, and any amendments or addenda thereto, between a Party or its counsel and any expert, consultant or vendor; (iii) any purchase orders, invoices or payment records pertaining to services rendered by or payments made to counsel, experts, consultants or vendors on behalf of a Party or its counsel; (iv) communications from or to any insurer or its counsel or broker and any attorney-client communications or work product pertaining to any such communications or any claim with respect to insurance coverage; or (v) law firm documentation maintained specifically for administrative  purposes, including accounting, billing, finance, personnel, and conflict of interest purposes, and including law firm marketing materials that cite the firm's representation of its client in the Litigation.

1.5           “Contract” means any agreement or contract, whether written or oral.

1.6           “Control” (and its derivative terms) means, with reference to a specified Person, the ownership, directly or indirectly, of more than fifty percent (50%) of the voting stock or other voting or managerial equity interests in such Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

1.7           “Controlled Affiliate” means, with respect to either Party, any Person that is directly or indirectly Controlled by such Party.

1.8           “Dismissal” means a Stipulation of Dismissal in the form of Exhibit A, dismissing with prejudice all claims and counterclaims made in the Litigation and specifying that all costs incurred therein (including attorneys’ and expert fees and expenses) shall be borne solely by the Party incurring such costs.

1.9           “Document” is defined broadly to be given the full scope of that term contemplated under applicable Delaware law, and includes all tangible things, all originals (or, if originals are not available, identical copies thereof), all non-identical copies of a document, all drafts of final documents, all other written, printed or recorded matter of any kind, and all other data compilations from which information can be obtained and translated if necessary, that are or have been in a Party’s actual or constructive possession or control, regardless of the medium on which they are produced, reproduced or stored (including, without limitation, computer programs and files containing any requested information), and any electronic mail, recording or writing. Any Document bearing marks, including, without limitation, initials, stamped initials, comments, or notations not a part of the original text or photographic reproduction thereof, is a separate Document.

1.10           “Infringement” means direct and indirect infringement, including contributory and induced infringement,  and infringement under the doctrine of equivalents in any jurisdiction worldwide.

1.11           “Licensee Parties” means, with reference to a Party, the customers, licensees, sublicensees, buyers, vendors, users, distributors, developers, resellers, original equipment manufacturers, original design manufacturers, value-added resellers, suppliers, importers, exporters, retailers, contractors, contract manufacturers, consultants and replicators of products or other items of such Party, but only with respect to and to the extent of such Parties’ manufacture, use or distribution of the products or services of a Party to this Agreement.

1.12           “Patents” means all classes or types of patents and patent applications (along with patents issuing thereon) in any jurisdiction worldwide, including all provisionals, substitutes, renewals, continuations, continuations-in-part, divisionals, foreign counterparts, reissues, oppositions, continued examinations, reexaminations and extensions of any of the foregoing.

1.13           “Parties” means Versata and Selectica, and a “Party” means either of them.

1.14           “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a joint-stock company, a trust, or any other incorporated or unincorporated business organization.

1.15           “Purchase” means the sale of the entire business, or a portion of the business, of either Party to a purchaser that is not an Affiliate of such Party (a “Purchaser”).

1.16           “Purchaser Products,” as used herein, means (i) the services provided or products existing, manufactured, sold, offered for sale, leased, licensed, or brokered by a Purchaser or its Affiliates prior to or as of the date of a Purchase; and/or (ii) the evolution of such Purchaser’s (or its Affiliates’) prior or existing products or services (as described in subpart (i) of this Section) after a Purchase.

1.17           “Releases” means the releases described in Sections 4.1 and 4.2 of this Agreement.

1.18           ”SAP” means SAP America, Inc., SAP AG and their Affiliates.

1.19           “SAP Action” means the lawsuit between Versata and SAP, styled Versata Software Inc., et al. v. SAP America Inc., et al., Case No. 07-CV-00153, in the United States District Court, Eastern District of Texas.

1.20           “Selectica” means Selectica, Inc., Selectica Australia Pty Ltd., Selectica Canada, Inc., Selectica France SARL, Selectica GmbH, Selectica Japan, K.K., Selectica Mexico S. de R.L. de C.V., Selectica Scandinavia AB and LoanMarket Resources, Inc. and any other Controlled Affiliate of Selectica, Inc.

1.21           “Selectica Patents” means all patents, patent applications, and provisional patent applications now or hereafter owned by, assigned to, or otherwise assertable by, or licensed to, Selectica (and patents issuing thereon), provided that, in the case of any patents, patent applications, or provisional patent applications that are licensed to Selectica by a third party, such patents, patent applications, and provisional patent applications will be included in the definition of “Selectica Patents” only if Selectica has the right to grant sublicenses thereunder of the scope specified in Section 3.2 of this Agreement without triggering any royalty or other payment obligation to the licensor thereof.

1.22           “Selectica Products” means (i) as of a particular time, any past or then current product, process, or service existing, manufactured, sold, offered for sale, leased, licensed, or brokered by Selectica and (ii) the evolution of such products, processes, and services in the future, excluding any portion of any product, process, or service both (a) that was not developed and designed by Selectica or developed and designed solely for the benefit of and under the direction of Selectica and additionally (b) in which Selectica does not have an unrestricted, royalty-free ownership or license right.

1.23           “Services Agreement” means that professional services agreement between Selectica and gDev FZ-LLC, dated of even date herewith.

1.24           “Stock Purchase Agreement” means that stock purchase agreement between Selectica and the applicable Affiliate or Affiliates of Versata which own common stock of Selectica, dated of even date herewith, the form of which is attached as Exhibit B.

1.25           “Versata” means Versata Software, Inc., Versata, Inc., Versata Development Group, Inc., Versata Enterprises, Inc., Versata Computer Industry Solutions, Inc., Trilogy, Inc., Trilogy Enterprises, Inc., Nextance, Inc., Artemis International Solutions Corporation, Ten-Fold Corporation, Gensym Corp., Clear Technology, Inc., Evolutionary Technologies International, Inc., Ecora Software Corporation, Nuvo Network Management Inc., Trilogy VC, LLC, G-Dev Enterprises LLC, G-Dev FZ-LLC, ESW Capital LLC, and any other Controlled Affiliate of Versata Software, Inc. or any of the foregoing companies or Joseph A. Liemandt or any other Controlled Affiliate of Joseph A. Liemandt.

1.26           “Versata Patents” means all patents, patent applications, and provisional patent applications now or hereafter owned by, assigned to, or otherwise assertable by, or licensed to, Versata (and patents issuing thereon), provided that, in the case of any patents, patent applications, or provisional patent applications that are licensed to Versata by a third party, such patents, patent applications, and provisional patent applications will be included in the definition of “Versata Patents” only if Versata has the right to grant sublicenses thereunder of the scope specified in Section 3.1 of this Agreement without triggering any royalty or other payment obligation to the licensor thereof.

1.27           “Versata Products” means (i), as of a particular time, any past or then current product, process, or service existing, manufactured, sold, offered for sale, leased, licensed, or brokered by Versata; and (ii) the evolution of such products, processes, and services in the future, excluding any portion of any product, process, or service both (a) that was not developed and designed by Versata or developed and designed solely for the benefit of and under the direction of Versata and additionally (b) in which Versata does not have an unrestricted, royalty-free ownership or license right.

2.                 COVENANTS OF THE PARTIES

2.1           Versata’s Covenant Not to Sue Selectica.  Upon Selectica’s payment of the Settlement Payment as provided in Section 5 below, Versata for itself and all of its predecessors, officers, directors, partners, employees, attorneys, successors, and assigns (the “Versata Covenanting Parties”) hereby covenants not to Assert or otherwise institute, prosecute or pursue any suit, action or claim of any kind (including, without limitation, seeking an injunction or other equitable relief or damages), whether known or unknown, against Selectica in any forum whatsoever arising from, based upon or relating to (i) any matter relating to any suit, action, claim or occurrence prior to the Effective Date, (ii) any present or future use, Infringement, misappropriation or violation of any Versata Patents; and (iii) any future suit, action, claim or occurrence that may arise with respect to Selectica’s stockholder rights plan, board or management fiduciary or other duties, corporate governance or any other rights, whether based upon share ownership in Selectica or otherwise, except that the foregoing shall not limit Versata from asserting any claims arising out of any Contract subsequently entered into between the Parties, including, but not limited to, the Services Agreement.

2.2           Selectica’s Covenant Not to Sue Versata.  Upon Selectica’s payment of the Settlement Payment as provided in Section 5 hereinbelow, Selectica, for itself and all of its predecessors, officers, directors, partners, employees, attorneys, successors, and assigns (the “Selectica Covenanting Parties”) hereby covenants not to Assert or otherwise institute, prosecute or pursue any suit, action, or claim of any kind (including, without limitation, seeking an injunction or other equitable relief or damages) whether known or unknown, against Versata in any forum whatsoever  arising from, based upon or relating to: (i) any matter relating to any suit, action, claim or occurrence prior to the Effective Date, and (ii) any present or future use, Infringement, misappropriation or violation of any Selectica Patents, except that the foregoing shall not limit Selectica from asserting any claims arising out of any Contract subsequently entered into between the Parties, including, but not limited to, the Services Agreement.

2.3           Equity Repurchase.  Concurrently with the execution of this Agreement, the Parties shall execute (or cause their applicable Affiliate or Affiliates to execute) the Stock Purchase Agreement.

2.4           Services Agreement. Concurrent with the execution of this Agreement, the Parties shall execute (or cause their applicable Affiliates to execute) the Services Agreement.

2.5           Standstill. Versata agrees that it shall not, and that it shall cause each of its Affiliates or representatives not to, for a period of twenty five (25) years after the Effective Date of this Agreement, unless specifically invited in writing by Selectica, in any manner, directly or indirectly:

(a)      effect, seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist any other Person to effect, seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in any acquisition of any securities (or beneficial ownership thereof) or assets of Selectica or any of its subsidiaries, any tender or exchange offer, merger or other business combination involving Selectica or any of its subsidiaries, any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Selectica or any of its subsidiaries, or any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of Selectica;

(b)      form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended) with respect to the securities of Selectica;

(c)      make any public announcement with respect to, or submit an unsolicited proposal for or offer of (with or without condition), any extraordinary transaction involving Selectica or its securities or assets;

(d)      otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of Selectica;

(e)      take any action which might force Selectica to make a public announcement regarding any of the types of matters set forth in (a) above; or

(f)      enter into any discussions or arrangements with any third party with respect to any of the foregoing.

Versata also agrees during such period not to request Selectica (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 2.5 (including this sentence).

Notwithstanding the foregoing, any investment in a mutual fund or similar investment fund not affiliated with Versata will not be prohibited.  In addition, if Versata invests in a company that is not an Affiliate that later acquires, merges with or otherwise invests in Selectica, Versata will not be required to divest itself of its investment in such company and may make additional investments in that company; provided, however, that in no event shall Versata direct, encourage or otherwise seek to influence such company in any way with respect to any matter concerning Selectica nor shall Versata provide such company with any information regarding Selectica.

2.6           Non-Solicitation.  Neither Party shall, directly or indirectly, solicit employees of the other Party for their employment or for consulting services during or within 180 days after the termination of their employment by the other Party. This section does not prohibit a Party from hiring any person who responds to an advertisement or announcement that is not directed specifically at employees of the other Party or any person recruited by a recruitment firm that did not specifically target employees of the other Party, nor does it prohibit a Party from hiring a terminated employee more than 180 days after the termination of their employment by the other Party.  For purposes of this section, an announcement that a Party makes on any LinkedIn (or comparable online network) or job posting or career websites (including, without limitation, Craigslist, Monster,com, HotJobs, SimplyHired, etc.) will not constitute a solicitation unless it is directed specifically at employees of the other Party.

2.7           Future Communications. Other than as required by legal process, neither Versata nor Selectica shall initiate contact or cooperate with any non-governmental or non-regulatory entity with respect to any dispute or inquiry involving the other Party.  The foregoing prohibition includes the furnishing of any information about the other Party unless required by subpoena, applicable law or governmental regulation.  In addition, neither Versata nor Selectica shall initiate contact or affirmatively offer information regarding the other Party to any governmental authority or regulatory authority, except as may be required by applicable law, legal process or governmental regulation or by subpoenas or discovery requests received from a governmental entity or regulatory authority regarding the other Party.  Each Party shall notify the other Party of any such discovery requests or the service of any such subpoena immediately, but in all events within one business day, and shall as soon as practicable thereafter provide the other Party with copies of the materials proposed to be disclosed so that the other Party may, at its own expense, have a reasonable opportunity to object or otherwise contest or limit the subpoena or request and to seek a protective order or other confidential treatment or appropriate remedy.  The terms of this Section 2.7 apply to any dispute or inquiry of any kind or nature, including, without limitation, any derivative, class action, securities or other litigation against either of the Parties or their respective successors or assigns, no matter what the basis.

2.8           Treatment of Confidential Litigation Material.

(a)      Upon the dismissal of the Litigation, each Party and its Affiliates shall destroy, and shall direct that all of their officers, directors, employees, consultants, experts, counsel (and counsel’s staff), document processing and document management vendors, and other Persons acting on their or their counsel’s behalf at any time during the pendency of the Litigation destroy, no later than 30 days thereafter, all of the other Party’s Confidential Litigation Material within their possession, custody or control, excluding only copies stored on back-up tapes or other disaster recovery media. With respect to the other Party’s Confidential Litigation Material remaining on back-up tapes and other disaster storage media, neither the receiving Party nor its consultants, experts, counsel or other Person acting on its or its counsel’s behalf shall review or use the Confidential Litigation Material or make the Confidential Litigation Material (or any copies of any such Confidential Litigation Material) available to any Person for any purpose unless compelled by law and, in that event, only after 30 days’ prior written notice to the other Party or a shorter period as required by court order, subpoena or applicable law.  A Party may retain the back-up tapes and disaster storage media containing the other’s Confidential Litigation Material only for the duration of its normal retention cycle for back-up tapes and disaster storage media.  A Party shall not delay overwriting its back-up tapes and disaster storage media in an attempt to circumvent the requirements of this Agreement.

(b)      Within 30 days after the dismissal of the Litigation, each Party shall provide to the other Party a statement in writing, and direct its consultants, experts, counsel and other Persons acting on its or its counsel’s behalf, to provide a statement in writing to be provided to the other Party (except that a single statement will suffice for each law firm or other organization with which the persons are associated) stating that they have fully complied with the foregoing Section 2.8(a).

(c)      If, notwithstanding the obligation to destroy all Confidential Litigation Material within 30 days of the dismissal of the Litigation, any Confidential Litigation Material subsequently is found or comes into a Party’s possession, custody or control (with the exception of copies stored on back-up tapes or other disaster recovery media), that Party shall immediately destroy such Confidential Litigation Material.

(d)      Neither Party shall access, review or use Confidential Litigation Material of the other Party for any purpose whatsoever (other than for purposes of complying with this Section 2.8).

2.9           Release of Document Preservation Hold.  The Parties hereby agree that, as between them (including their Affiliates), there is no longer any obligation by the Parties (or their Affiliates) to preserve any Documents.

3.                 LICENSE GRANTS

3.1           Versata’s Grant of Nonexclusive License to Selectica.  Subject to the terms and conditions contained in this Agreement, Versata hereby grants to Selectica a fully paid-up, irrevocable, non-exclusive, non-transferable (except as set forth in Section 6.1, below), worldwide license, under the Versata Patents, to make, use, sell, develop, publish, distribute, lease, license, export, import, have made, offer to sell or otherwise transfer any product or service of Selectica covered by any claim of the Versata Patents.  Selectica shall have no right to institute any action or suit against third parties for Infringement of any of the Versata Patents.  Versata is not required to maintain the Versata Patents in force.  Versata provides this license to the Versata Patents to Selectica AS IS, and without warranty of any kind.  Versata agrees that the claims of the Versata Patents shall be deemed to be fully exhausted with respect to each product or service provided by Selectica to a Licensee Party of Selectica that is covered by the license granted in this Section 3.1 and that such license extends to each such Licensee Party’s use or distribution of such product or service of Selectica. This license applies until the expiration of the last to expire of the Versata Patents.

3.2           Selectica’s Grant of Nonexclusive License to Versata.  Subject to the terms and conditions contained in this Agreement, Selectica hereby grants to Versata a fully paid-up, irrevocable, non-exclusive, non-transferable (except as set forth in Section 6.1, below), worldwide license, under the Selectica Patents, to make, use, sell, develop, publish, distribute, lease, license, export, import, have made, offer to sell or otherwise transfer any product or service of Versata covered by any claim of the Selectica Patents.  Versata shall have no right to institute any action or suit against third parties for Infringement of any of the Selectica Patents.  Selectica is not required to maintain the Selectica Patents in force.  Selectica provides this license to the Selectica Patents to Versata AS IS, and without warranty of any kind.  Selectica agrees that the claims of the Selectica Patents shall be deemed to be fully exhausted with respect to each product or service provided by Versata to a Licensee Party of Versata that is covered by the license granted in this Section 3.2 and that such license extends to each such Licensee Party’s use or distribution of such product or service of Versata. This license applies until the expiration of the last to expire of the Selectica Patents.

3.3           Validity of Licensed Patents.

(a)      Selectica agrees not to challenge the validity or enforceability of any of the Versata Patents or to affirmatively or intentionally assist any other party in any challenge to the validity or enforceability of such Versata Patents (except that Selectica shall not be prohibited from taking any actions reasonably required in order to respond to legal process or discovery or to comply with any court order or other applicable laws or regulations).

(b)        Versata agrees not to challenge the validity or enforceability of any of the Selectica Patents or to affirmatively or intentionally assist any other party in any challenge to the validity or enforceability of any Selectica Patents (except that Versata shall not be prohibited from taking any actions reasonably required in order to respond to legal process or discovery or to comply with any court order or other applicable laws or regulations).

4.                 MUTUAL GENERAL RELEASES AND DISMISSAL

4.1           General Release by Versata.  Upon receipt of the Settlement Payment, Versata, on behalf of itself and its Affiliates, principals, officers, directors, employees, agents, successors and assigns as of the Effective Date, shall and does hereby release and forever discharge Selectica and any parent, subsidiary, or other Affiliated or related corporations or entities as of the Effective Date, and each of their respective current and former officers, directors, agents, employees, insurers, representatives, and attorneys (collectively the “Selectica Released Parties”) from any and all claims, actions, causes of action, suits, damages, duties, rights, obligations, liabilities, adjustments, responsibilities, judgments and demands, known or unknown, at law or in equity, of whatever character in any way that Versata (including its Affiliates) may have against any of the Selectica Released Parties, for any act, omission, reason or event occurring prior to the Effective Date, including, but not limited to, any of the foregoing relating to, based upon, or arising out of, the Litigation, any act of past or present Infringement, misappropriation or other violation of any Versata Patent or any trade secret or copyright owned or controlled by Versata prior to or as of the Effective Date, and any claim that would have been within the scope of the license or covenants not to sue granted by Versata in Sections 3.1 and 2.1 hereinabove, if occurring after the Effective Date. This release, with respect to Patents, attaches to and is transferred with each product and service provided by Selectica to any Selectica Licensee Party prior to the Effective Date (collectively, the “Released Selectica Items”).  Versata, on behalf of itself and each other Versata Covenanting Party, covenants not to sue Selectica and each of the Licensee Parties of Selectica on account of any Released Selectica Items.  Each Licensee Party of Selectica is intended to be and is a third-party beneficiary of this release, and has standing to enforce the terms of this release without joinder of any other such Licensee Party or Selectica.  Nothing in this release shall discharge or otherwise affect the rights, duties and obligations created in this Agreement.

4.2           General Release by Selectica.  Upon payment of the Settlement Payment, Selectica, on behalf of itself and its Affiliates, principals, officers, directors, employees, agents, successors and assigns as of the Effective Date, shall and does hereby release and forever discharge Versata and any parent, subsidiary, or other Affiliated or related corporations or entities as of the Effective Date, and each of their respective current and former officers, directors, agents, employees, insurers, representatives, and attorneys (collectively the “Versata Released Parties”) from any and all claims, actions, causes of action, suits, damages, duties, rights, obligations, liabilities, adjustments, responsibilities, judgments and demands, known or unknown, at law or in equity, of whatever character in any way that Selectica (including its Affiliates) may have against any of the Released Versata Parties, for any act, omission, reason or event occurring prior to the Effective Date, including, but not limited to, any of the forgoing relating to, based on, or arising out of the Litigation, any act of past or present Infringement, misappropriation or other violation of any Selectica Patent or any trade secret or copyright owned or controlled by Selectica prior to or as of the Effective Date, and any claim that would have been within the scope of the license or covenants not to sue granted by Selectica in Sections 3.2 and 2.2 hereinabove, if occurring after the Effective Date. This release, with respect to Patents, attaches to and is transferred with each product or service provided by Versata to any Versata Licensee Party prior to the Effective Date (collectively, the “Released Versata Items”).  Selectica, on behalf of itself and each other Selectica Covenanting Party, hereby covenants not to sue Versata or any Licensee Party of Versata on account of any Released Versata Items.  Each Licensee Party of Versata is intended to be and is a third-party beneficiary of this release, and has standing to enforce this release without joinder of any other Licensee Party of Versata.  Nothing in this release shall discharge or otherwise affect the rights, duties and obligations created in this Agreement.

4.3           Dismissal of the Litigation.  In connection with the execution of this Agreement, Versata shall direct its counsel to execute and deliver the Dismissal, in the form attached hereto as Exhibit A,  by hand delivery or overnight courier to Selectica’s local counsel, Gregory V. Varallo at Richards, Layton & Finger, P.A.  Each of the Parties shall bear its own costs with regard to the Litigation, such filings, and this Agreement.  No Party shall file the Dismissal until Selectica has completed the wire transfer of the Settlement Payment to Versata in accordance with Section 5.1 of this Agreement.  Following Selectica’s receipt of confirmation that Versata has received the wire transfer of the Settlement Payment in accordance with Section 5.1 of this Agreement and that such funds have been credited to Versata, Selectica shall then (and only then) be permitted to file the Dismissal.  Versata shall provide Selectica and its counsel with electronic and telephonic confirmation of the crediting of such funds within four hours of such crediting, provided that Selectica notifies Lance Jones (512-874-3167/lance.jones@trilogy.com) and Steven Mitby, (713-600-4910/smitby@azalaw.com) that the wire has been sent.  The Dismissal shall not be operative, and may under no circumstances be filed, except in accordance with this Section 4.3.  If Selectica files the Dismissal in violation of the provisions of this Section 4.3, then any dispute relating thereto shall be resolved in the Court in which the Litigation is pending.

4.4           Waiver of Certain Statutory Provisions.  Versata and Selectica understand the significance of and, as further consideration for this Agreement, expressly waive any right or benefit that may be available under Section 1542 of the California Civil Code or any similar laws.  Section 1542 of the California Civil Code provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

4.5           Obligations Not Released.  The Releases contained in sections 4.1 and 4.2 do not release any Party from its respective obligations under this Agreement or from any protective order entered in the Patent Action, the 2008 Delaware Action, the Litigation or any other previous action, suit or proceeding between the Parties, nor do such Releases prevent any Party from enforcing this Agreement against any other Party.

5.                 MONETARY CONSIDERATION

5.1           Settlement Payments.  Selectica shall make an aggregate payment of Four Million Nine Hundred Thirty Three Thousand Six Hundred Twenty One and 56/100 U.S. Dollars ($4,933,621.56) (the “Settlement Payment”) to Versata, which shall be paid to Versata or its Controlled Affiliate as directed, consisting of the following:

(a)      Four Million Four Hundred and Sixty One Thousand Five Hundred and Seventy Four U.S. Dollars ($4,461,574), as full and final settlement of all remaining payment obligations owed by Selectica to Versata under the 2007 Settlement Agreement, to be paid immediately upon execution of this Agreement; plus

(b)       Four Hundred Seventy Two Thousand Forty Seven and 56/100 U.S. Dollars ($472,047.56), to be paid for Selectica’s repurchase of 95,653 shares of Selectica common stock held by Versata under the Purchase Agreement immediately upon execution of this Agreement.

In addition, separate from the Settlement Payments described in 5.1(a) and (b) above, in connection with the services described in the Services Agreement, Five Hundred Thousand Dollars ($500,000) shall be paid immediately upon execution of this Agreement and an additional $500,000 shall be payable within five business days upon the one year anniversary of the date of this Agreement.

5.2           Tax Liability and Full Payment to Versata.  Each Party shall bear its own tax liability.  The Parties agree to cooperate and to complete and provide tax forms and other documents and information reasonably required by applicable tax authorities, in a timely manner upon being supplied such documents or upon request for such information by the other Party.

5.3           Payment Instructions.  The Settlement Payment amounts shall be paid by wire transfer to Versata as follows:

Acct Name:	Versata Software, Inc.
Acct Number:	1881258220
Bank Name:	Comerica Bank
Bank ABA/Routing:	111 000 753
Swift Code:	MNBDUS33

6.                 LIMITATION ON RELEASES AND LICENSES

6.1           Transferability Matters.

(a)      Except as otherwise provided in this Section 6.1, Versata, on the one hand, and Selectica, on the other hand, may not transfer or assign their rights under this Agreement to any third party without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void.  Notwithstanding the foregoing or any other provision herein to the contrary, a Party may assign and transfer its rights under this Agreement, in whole but not in part, to an assignee pursuant to a Purchase, but in no event shall any license, immunities and other rights following such assignment or transfer apply to or cover any Purchaser Products, subject to the following provisions of this Section 6.1(a).  Notwithstanding the foregoing, the license, immunities and other rights granted hereunder shall apply to Selectica Products (which, for purposes of this Section 6.1(a), include products, processes and services of only Selectica, Inc. and its then-current Affiliates prior to any such Purchase) and upgrades or enhancements to Selectica Products that existed or were offered for sale as of the date of the Purchase, in the case of a Purchase of Selectica; and to Versata Products (which, for purposes this Section 6.1(a), include products, processes and services of only Versata Software, Inc., Versata Development Group, Inc. and their then-current Affiliates prior to any such Purchase) and upgrades or enhancements to Versata Products or services that existed or were offered for sale as of the date of the Purchase, in the case of a Purchase of Versata.  A Purchase shall not immunize Purchaser Products from suit, nor shall a Purchaser obtain any protection under this Agreement for Purchaser Products by consummating a Purchase or by combining or integrating Purchaser Products with any Selectica Products (or with any upgrades or enhancements to said Selectica Products), in the case of a Purchase of Selectica, or by combining or integrating Purchaser Products with any Versata Products (or with any upgrades or enhancements to said Versata Products), in the case of a Purchase of Versata; provided that (i) the license granted by Versata under the Versata Patents in all events shall continue to apply to any Selectica Products (or upgrades or enhancements thereto) that are combined or integrated with any Purchaser Products and (ii) the license granted by Selectica under the Selectica Patents in all events shall continue to apply to any Versata Products (or upgrades or enhancements thereto) that are combined or integrated with any Purchaser Products.  A Purchaser’s Patents will not be licensed under this Agreement (excluding the Patents acquired as a result of the Purchase).  Notwithstanding anything to the contrary in this Agreement, (x) Selectica agrees that the Release, license, immunities and other rights provided herein may not be assigned or transferred for any purpose, including Purchase, to SAP unless and until such time as the SAP Action is settled or fully adjudicated and (y) upon any Purchase or the acquisition of Control of either Party by a Person that was not in Control of such Party as of the Effective Date (it being understood that “Party” for the purposes of this clause means Versata or Selectica and not any other Person), the Selectica Patents and the Versata Patents shall include only those Patents owned or Controlled by the relevant Party and its Affiliates (including any patents issuing on any patent applications pending immediately prior to consummation of the Purchase) immediately prior to consummation of the Purchase or such acquisition of Control. Except as expressly set forth above in this Section 6.1(a), a Purchase shall not affect the licenses, immunities and other rights granted to a Party that is subject to a Purchase.

(b)      If, after the Effective Date, Selectica or Versata, as the case may be, either: (i) transfers a product line to a third party (a “Product Line Transfer”) or (ii) spins off an Affiliate (either by disposing of it to a third party or in some other manner reducing ownership or Control so that the spun-off entity is no longer an Affiliate) (an “Affiliate Spin Off”); then, in the case of a Product Line Transfer, Selectica or Versata, as the case may be, shall have the right to partially assign the license granted hereunder in respect of the relevant product line to the third party to which such product line is transferred (which third-party takes subject to the terms of this Agreement), solely to the extent such license applies to such product line and any upgrades or enhancements thereto, and, in the case of an Affiliate Spin Off, the license granted to such spun-off entity will continue (subject to the terms of this Agreement) as to the products owned by such spun-off Affiliate at the time of the spin-off and any upgrades or enhancements thereto. For purposes of this Section 6.1(b), any unaffiliated third-party to whom a product line is transferred or to whom an Affiliate is spun-off or otherwise disposed of shall be considered a “Purchaser,” and the products and services of the Purchaser existing immediately prior to such transfer or spin-off shall be considered to be Purchaser Products as defined in this Agreement.  In no event shall any license, immunities and other rights following such Product Line Transfer or Affiliate Spin Off apply to or cover any such Purchaser Products, subject to the following provisions of this Section 6.1(b).  Notwithstanding the foregoing, the license, immunities and other rights granted hereunder shall apply to Selectica Products (which, for purposes this Section 6.1(b), include products, processes and services of only Selectica, Inc. and its then-current Affiliates prior to any such Product Line Transfer or Affiliate Spin Off) and Versata Products (which, for purposes this Section 6.1(b), include products, processes and services of only Versata Software, Inc., Versata Development Group, Inc. and their then-current Affiliates prior to any such Product Line Transfer or Affiliate Spin Off) (as the case may be) that existed or were offered for sale as of the date of the Product Line Transfer or Affiliate Spin Off and any upgrades or enhancements thereto.  A Product Line Transfer or Affiliate Spin Off shall not immunize Purchaser Products from suit, nor shall a Purchaser obtain any protection under this Agreement for Purchaser Products by consummating a Product Line Transfer or Affiliate Spin Off or by combining or integrating Purchaser Products with any Selectica Products or Versata Products (as the case may be) (or with any upgrades or enhancements thereto); provided that (i) the license granted by Versata under the Versata Patents in all events shall continue to apply to any Selectica Products (or upgrades or enhancements thereto) that are combined or integrated with any Purchaser Products and (ii) the license granted by Selectica under the Selectica Patents in all events shall continue to apply to any Versata Products (or upgrades or enhancements thereto) that are combined or integrated with any Purchaser Products. Notwithstanding anything to the contrary in this Agreement, (x) Selectica agrees that the release, license, immunities and other rights provided herein may not be assigned or transferred for any purpose, including a Product Line Transfer or Affiliate Spin Off, to SAP unless and until such time as the SAP Action is settled or fully adjudicated, and (y) upon any Product Line Transfer or Affiliate Spin Off, the Selectica Patents and the Versata Patents shall include only those Patents owned or controlled by the relevant Party and its Affiliates (including any patents issuing on any patent applications pending immediately prior to consummation of the Product Line Transfer or Affiliate Spin Off) immediately prior to consummation of the Product Line Transfer or Affiliate Spin Off.  Except as expressly set forth above in this Section 6.1(b), a Product Line Transfer or Affiliate Spin Off shall not affect the licenses, immunities and other rights granted to a Party that is subject to a Product Line Transfer or Affiliate Spin Off.

6.2           No Grants to Third Parties.  Except as stated herein, the Releases and licenses, as set forth above, are not intended as and are not the grant of a license or any other rights under either the Versata Patents or the Selectica Patents to any third party not expressly licensed or released.

6.3           No Sublicense.  Neither Selectica nor Versata shall have any right to sublicense any right granted to it hereunder.

6.4           Reservation of Rights.  Each Party reserves all rights and licenses not expressly granted pursuant to this Agreement.

7.                 REPRESENTATIONS AND WARRANTIES

7.1           General.  Each Party warrants and represents to the other that (a) it has the right and power to enter into this Agreement and to settle and dismiss the Litigation; (b) its execution hereof has been duly authorized by all necessary corporate action of such Party; and (c) it has all requisite legal rights necessary to grant the other Party all Releases, licenses and covenants granted to the other Party as set forth above.

7.2           Versata’s Warranties.  Versata expressly represents and warrants that (i) it is the sole and exclusive owner of all right, title and interest in and to the Versata Patents, (ii) it has all rights to license and enforce the Versata Patents, including the right to seek past damages for Infringement, to grant releases with respect to Infringement of the Versata Patents, and to license the Versata Patents, (iii) it will take no action, including, but not limited, to granting any license or other rights, under the Versata Patents, Versata’s claims or otherwise, that would conflict with, prevent, or otherwise frustrate the licenses, rights and other benefits granted to Selectica hereunder or the limitations imposed for the benefit of Selectica on the scope of the licenses and covenants granted or made by Selectica hereunder; (iv) there are no liens, conveyances, mortgages, assignments, encumbrances, or other agreements that would prevent, impair, or frustrate the full and complete exercise of the terms and conditions of this Agreement; (v) it has the full power and authority, and has obtained all third party consents, approvals and/or other authorizations required, to enter into this Agreement (on behalf of itself and each of its Affiliates) and to carry out its obligations hereunder, (vi) neither it, nor its counsel or other representatives have in the past 18 months initiated any communication, orally or in writing, with any governmental or non-governmental Person or entity regarding either the matters raised in Versata’s Letter dated April 7, 2009 or other matters related to Selectica, (vii) the shares of common stock of Selectica being sold under the Stock Purchase Agreement constitute all of the shares of common stock of Selectica held by Versata, and after the sale thereunder, Versata shall not hold any shares of common stock of Selectica nor shall have any other right or ownership interest in, or voting control over, any shares of common stock of Selectica and (viii) the Versata Parties who are signatories hereto have full authority to effect the settlement and the agreements contained herein on behalf of each of the entities and individuals described in the definition of Versata.

7.3           Selectica’s Warranties.  Selectica expressly represents and warrants that (i) it is the sole and exclusive owner of all right, title and interest in and to the Selectica Patents, (ii) it has all rights to license and enforce the Selectica Patents, including the right to seek past damages for Infringement, to grant releases with respect to Infringement of the Selectica Patents, and to license the Selectica Patents, (iii) it will take no action, including but not limited to granting any license or other rights, under the Selectica Patents, Selectica’s claims or otherwise, that would conflict with, prevent, or otherwise frustrate the licenses, rights and other benefits granted to Versata hereunder or the limitations imposed for the benefit of Versata on the scope of the licenses and covenants granted or made by Versata hereunder; (iv) there are no liens, conveyances, mortgages, assignments, encumbrances, or other agreements that would prevent, impair, or frustrate the full and complete exercise of the terms and conditions of this Agreement; (v) Selectica has the full power and authority, and has obtained all third party consents, approvals and/or other authorizations required, to enter into this Agreement (on behalf of itself and each of its Affiliates) and to carry out its obligations hereunder; and (vi) the Selectica Parties who are signatories hereto have full authority to effect the settlement and the agreements contained herein on behalf of each of the entities and individuals described in the definition of Selectica.

8.                 INDEMNIFICATION

8.1           By Versata.  Versata shall indemnify and hold harmless the Selectica Covenanting Parties from and against all losses, liabilities, damages, costs and expenses incurred by the Selectica Covenanting Parties (including all attorneys’ fees and costs and all damages suffered as a result of a temporary or permanent injunction) in connection with any suit, action or claim of any kind instituted, prosecuted, pursued or otherwise Asserted by Versata against any past, current or future Selectica customer for Infringement or misappropriation of Versata’s intellectual property arising out of the use, manufacture, sale, offering for sale, import or distribution of Selectica Products.  Prior to initiating any such suit, action or claim, Versata shall notify Selectica of the substance and basis therefor and shall specifically acknowledge Versata’s obligation to indemnify Selectica as provided in this Section 8.1 if the customer invokes or seeks to invoke indemnification from Selectica or otherwise attempts to recover from or make Selectica responsible for the claim.

8.2           By Selectica.  Selectica shall indemnify and hold harmless the Versata Covenanting Parties from and against all losses, liabilities, damages, costs and expenses incurred by the Versata Covenanting Parties (including all attorneys’ fees and costs and all damages suffered as a result of a temporary or permanent injunction) in connection with any suit, action or claim of any kind instituted, prosecuted, pursued or otherwise Asserted by Selectica against any past, current or future Versata customer for infringement or misappropriation of Selectica’s intellectual property arising out of the use, manufacture, sale, offering for sale, import or distribution of Versata Products.  Prior to initiating any such suit, action or claim, Selectica shall notify Versata of the substance and basis therefor and shall specifically acknowledge Selectica’s obligation to indemnify Versata as provided in this Section 8.2 if the customer invokes or seeks to invoke indemnification from Versata or otherwise attempts to recover from or make Versata responsible for the claim.

9.                 GENERAL PROVISIONS

9.1           Non-Warranty.  Nothing in this Agreement shall be construed as a warranty or representation that making, using or selling of products by or for either Party will be free from Infringement of any Patents other than the Versata Patents and the Selectica Patents.

9.2           Successors, Subsidiaries and Assigns.  Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of Versata and Selectica, and their respective agents, representatives, subsidiaries, successors, trustees, heirs and assigns.  Each Party shall advise every such successor, trustee, heir or assign, of the rights of the other Party pursuant to this Agreement, and shall further advise that such successor, trustee, heir or assign to the Versata Patents or the Selectica Patents (or any of them individually) or this Agreement, takes such Patents subject to the rights granted hereunder.

9.3           Agreement Obligations Not Released.  The Releases are not intended to release any of the Parties from their respective obligations created by this Agreement or to prevent any Party from enforcing the terms of this Agreement against the other Party.

9.4           Entire Agreement.  Each of the Parties acknowledges that no person has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject matter hereof, to induce the execution of this instrument, and each signatory hereby acknowledges that such signatory has not executed this instrument in reliance upon any such promise, representation or warranty.  This Agreement constitutes the entire agreement between the Parties and supersedes all prior negotiations, representations or agreements between the Parties, either written or oral, on the subject hereof, including, without limitation, the 2007 Settlement Agreement.  This Agreement may be amended only by written instrument designated as an amendment to this Agreement and executed by the Parties hereto or their respective successors, heirs or assigns.

9.5           Names and Trademarks.  Nothing contained in this Agreement shall be construed as conferring any rights to use in advertising, publicity, or other marketing activities any name, trademark, or other designation of either Party hereto, including any contraction, abbreviation, or simulation of any of the foregoing, and each Party hereto agrees not to use the existence of this Agreement in any marketing activity, whether public or private.

9.6           Third Party Actions.  Nothing contained in this Agreement shall be construed as (a) creating an obligation to bring or prosecute actions or suits against third parties for Infringement, or to secure and/or maintain any of its intellectual property rights or (b) limiting the rights that a Party has outside the scope of this Agreement.

9.7           Effective Date.  This Agreement will become effective upon the exchange of facsimile or scanned copies of the required signatures and such faxed or scanned copies shall be binding and effective as if they were original signatures.  The Parties will thereafter exchange formal signed originals of this Agreement for their permanent records.

9.8           Bankruptcy.  All licenses and releases granted under this Agreement are deemed to be, for the purpose of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to intellectual property as defined under Section 101 of the U.S. Bankruptcy Code, as amended.  The Parties agree that, as licensees of such rights under this Agreement, they shall each retain and may exercise all of their rights and elections under the U.S. Bankruptcy Code, as amended.

9.9           Dispute Resolution.

(a)      Mandatory Arbitration.  Any and all disputes between the Parties, whether arising out of the Agreement or otherwise, shall be submitted to binding arbitration in Delaware under the auspices of the Delaware Chancery Court pursuant to 10 Del. C. Section 349, with the proviso that the arbitration be heard before a current judge who shall render an opinion in accordance with the law.  However, no claim may be made by either Party against the other Party unless and until (a) upon written request, representatives of the Parties have met in person in an attempt to resolve the dispute, and (b) if no resolution is reached within 45 days from the foregoing written request, a mediation is conducted under the auspices of the Delaware Chancery Court within 90 days after the Parties are unable to reach resolution after good faith negotiations and no settlement has been reached within 30 days of the initiation of the mediation.  All content of the written request, the meeting between the Parties, and the Delaware Chancery Court mediation is confidential, privileged, and inadmissible for any purpose.  This dispute resolution mechanism may be enforced in any court and the prevailing Party in any arbitration held pursuant to the Agreement shall be awarded its attorneys’ fees and costs.  The location of the mediation and arbitration shall be Wilmington, Delaware, unless both Parties mutually agree in writing upon another location and an arbitrator.  The arbitrator shall have the power to provide for injunctive relief, either before, during or after the pre-mediation and mediation discussion periods.

(b)      Escrow of Funds.  As a condition to bringing a claim to arbitration as provided in Section 9.9(a), the claimant Party shall promptly place in escrow with a mutually agreeable third party a cash amount equal to $2,000,000 or, upon application to the arbitrator by the claimant Party for a lesser amount, such amount as shall reasonably be determined by the arbitrator as a reasonable estimate of the attorneys’ fees that may be incurred by the defending Party in the claim (the “Covenant Escrow”).  After the claimant Party’s deposit of the Covenant Escrow, the Parties shall proceed to arbitration as provided above.  In any determination of the foregoing amount by the arbitrator, the arbitrator shall consider the defending Party’s reasonable estimate of its attorneys’ fees to be incurred in the claim.  If the claimant Party does not prevail in the arbitration, the Covenant Escrow shall be available for payment of any amount that may be awarded to the defending Party in the proceedings, including the defending Party’s attorneys’ fees. In no event will the Covenant Escrow be construed to limit in any way the amounts payable by one Party to another.  Notwithstanding the foregoing, the conditions of this Section 9.9(b) and the Covenant Escrow shall not apply to any action brought by a Party to enforce the provisions of this Agreement or the Stock Purchase Agreement.

9.10           Attorneys’ Fees.  In the event of any action in arbitration or otherwise for breach of this Agreement, the prevailing Party shall recover its attorneys’ fees, court costs, and other related expenses (including, if applicable, document discovery costs, expert witness fees and expenses, and other similar expenses) associated with such arbitration or other action.

9.11           Applicable Law.  This Agreement shall be governed by and construed in accordance with the federal patent laws of the United States and the laws of the State of Delaware without regard to principles of conflicts of law.

9.12           Use of Patented Technology

(a)      Versata shall have no liability for any claim, loss, cost, damage (consequential or otherwise), or expense of any kind or nature caused in whole or in part, directly or indirectly, by Selectica’s use of any technology or rights licensed herein.  Selectica shall be solely responsible for each of its own applications and uses of any technology or rights licensed herein and for the consequences thereof.  Versata is not obligated to defend, protect, or indemnify Selectica, nor, except as set forth herein, is Versata liable to Selectica for not defending, protecting, or indemnifying it, against Infringement or claims of Infringement of any patent, copyright or trademark or other intellectual property rights owned or claimed to be owned by any third party.

(b)      Selectica shall have no liability for any claim, loss, cost, damage (consequential or otherwise), or expense of any kind or nature caused in whole or in part, directly or indirectly, by Versata’s use of any technology or rights licensed herein.  Versata shall be solely responsible for each of its own applications and uses of any technology or rights licensed herein and for the consequences thereof.  Selectica is not obligated to defend, protect, or indemnify Versata, nor, except as set forth herein, is Selectica liable to Versata for not defending, protecting, or indemnifying it, against infringement or claims of infringement of any patent, copyright or trademark or other intellectual property rights owned or claimed to be owned by any third party.

9.13           Disclosure and Public Announcement.

(a)      All communications regarding settlement shall be held in strict confidence by the Parties and their attorneys and shall not be publicized or disclosed in any manner except as provided herein.

(b)      Versata acknowledges that, pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, Selectica is required to file this Agreement with the Securities and Exchange Commission.

(c)      The Parties shall issue a single press release substantially in the form and content of Exhibit C.  Any other text to be included in a Party’s press release, if any, must be approved in advance by the other Party.  Otherwise, no Party nor its Affiliates shall issue a press release or make any other public statement regarding this Agreement or the settlement of the Litigation, except that Selectica may make appropriate disclosures in its filings with the Securities and Exchange Commission, as may be required by its public reporting obligations.

9.14           Waiver.  The Parties may waive this Agreement only by a writing executed by the Party against whom the waiver is sought to be enforced. No failure or delay in exercising any right or remedy, or in requiring the satisfaction of any condition under this Agreement, and no act, omission or course of dealing between the Parties, shall operate as a waiver or estoppel of any right, remedy or condition.  A waiver made in writing on one occasion is effective only in that instance and only for the purpose stated.  A waiver once given is not to be construed as a waiver on any future occasion or against any other Person.

9.15           2007 Settlement Agreement.  The Parties acknowledge and agree that this Agreement supersedes the 2007 Settlement Agreement in its entirety. The Parties acknowledge that upon payment of the portion of the Settlement Payment referenced in Section 5.1(a), Selectica will have no further obligation for any remaining payments under the 2007 Settlement Agreement.

9.16           Cooperation and Further Instruments.  The Parties hereby agree to cooperate fully and take all further actions and execute all further instruments as may be necessary or appropriate in order to carry out the purposes of this Agreement.

9.17           Not an Admission.  It is understood that this Agreement does not constitute an admission by any Party that the dismissed claims are not meritorious, but instead is a compromise of disputed claims and an effort to avoid the risks, uncertainties and costs associated with litigation.

9.18           Severability.  If any provision of this Agreement is found invalid or unenforceable, that provision will be deemed amended to fulfill as closely as possible the original purposes of this Agreement, and the remainder of this Agreement will remain in full force and effect.

9.19           Construction.  This Agreement is the result of negotiations by and among the Parties, all of which have been represented by counsel during the negotiations.  This Agreement will not be construed for or against a Party.  The paragraph headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of the paragraph, or in any way affect this Agreement.  As used herein, “includes,” “including,” “included” and other variations of such terms shall be deemed to be followed by the phrase “without limitation.”

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Agreement as of the Effective Date.

Versata Software, Inc., Versata, Inc., Versata Development Group, Inc., Versata Enterprises, Inc., Trilogy, Inc., Trilogy Enterprises, Inc. and Versata (as defined herein)		Dated this 19th day of September, 2011

By:	/s/ Andrew Price
Andrew Price

Selectica, Inc. and Selectica (as defined herein):		Dated this 19th day of September, 2011

By:	/s/ Jason Stern
Jason Stern
CEO & President

EXHIBIT A

FORM OF STIPULATION OF DISMISSAL

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

SELECTICA, INC., a Delaware corporation, Plaintiff and Counterclaim Defendant, v.	) ) ) ) ) ) )	C.A. No. 5976-VCN
VERSATA ENTERPRISES, INC., a Delaware corporation and TRILOGY, INC., a Delaware corporation, Defendants and Counterclaim Plaintiffs.	) ) ) ) ) )

STIPULATION OF DISMISSAL

IT IS HEREBY STIPULATED AND AGREED by the parties, through their undersigned counsel, pursuant to Rule 41(a)(1)(ii), that this action is dismissed with prejudice as to all claims and counterclaims.  Each party shall bear its own costs, fees, and expenses.

Gregory V. Varallo (#2242) Scott W. Perkins (#5049) Richards, Layton & Finger, P.A. 920 North King Street Wilmington, Delaware 19801 Attorneys for Selectica, Inc.	Norman M. Monhait (#1040) Rosenthal, Monhait & Goddess, P.A. 919 Market Street, Suite 1401 P.O. Box 1070 Wilmington, DE 19899-1070 Attorneys for Versata Enterprises, Inc. and Trilogy, Inc.
Dated: September 20, 2011

A-1

EXHIBIT B

FORM OF STOCK PURCHASE AGREEMENT

Stock Purchase Agreement

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 20th day of September, 2011 (“Effective Date”), by and between Versata Development Group, Inc., a Delaware corporation with its principal place of business at 6011 West Courtyard Drive, Austin, Texas 78730 (“Seller”, which together with Versata Software, Inc. (f/k/a Trilogy Software, Inc.), Versata, Inc., Versata Enterprises, Inc., Trilogy, Inc. and Trilogy Enterprises, Inc. and each of their Affiliates are collectively referred to herein as “Versata”), and Selectica, Inc., a Delaware corporation with its principal place of business at 1740 Technology Drive, San Jose, California 95110 (the “Company”).

Witnesseth:

WHEREAS, Versata and the Company are entering into a Comprehensive Settlement Agreement  (the “Settlement Agreement”) concurrently herewith which requires Versata to sell all of its equity interests in the Company to the Company, and for the Company to repurchase such equity interests;

WHEREAS, Versata currently owns 95,653 shares of Common Stock of the Company through Seller, constituting all of its equity interests held in the Company; and

WHEREAS, Seller and Company desire to enter into an agreement for the sale by Seller and purchase by Company of the Common Stock of the Company owned by Seller, upon the terms and conditions described more fully herein;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.                      Specified Definitions.  Unless otherwise defined herein, the following terms shall have the meanings set forth or referenced below.

“Affiliate” (and its derivative terms) means any Person that, now or hereafter, directly or indirectly (through one or more intermediaries) controls or is controlled by, or is under common control with, the Person specified.

“Common Stock” means the common stock, $0.002 par value per share, of Company.

“Closing” has the meaning ascribed to that term in Section 2.03.

“Closing Date” means the date upon which the Closing occurs.

“Company” has the meaning ascribed to that term in the preamble.

“Company Shares” means all of the Common Stock owned by Versata on the Closing Date and any shares which Versata has or may have the right to acquire now or in the future (e.g., through the exercise of options, swaps or otherwise), constituting 95,653 shares of Common Stock held by Seller and described in Section 3.05 of this Agreement.

“Purchase Price” has the meaning ascribed to that term in Section 2.02.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a joint-stock company, a trust, or any other incorporated or unincorporated business organization.

“Seller” has the meaning ascribed to that term in the preamble.

“Versata” has the meaning ascribed to that term in the preamble.

Section 1.02.                      Other Definitional Provisions.

(a)	The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined.

(b)	Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c)	The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

ARTICLE 2
SALE OF THE SHARES

Section 2.01.                      Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, Company agrees to purchase from Seller, and Seller agrees to sell to Company, all of the Company Shares (95,653 shares of Common Stock) at the Closing for the consideration specified below.

Section 2.02.                      Purchase Price.  Company agrees to pay to Seller the amount set forth in Section 5.1(b) of the Settlement Agreement (the “Purchase Price”) as full and final payment for the Company Shares.  At the Closing, the Purchase Price shall be paid in cash by wire transfer of immediately available funds to the account of Seller as designated in 5.3 of the Settlement Agreement.

Section 2.03.                      Closing.  The consummation of the purchase and sale of the Company Shares hereunder (the “Closing”) shall take place at DLA Piper LLP (US) at 2000 University Avenue, East Palo Alto, CA 94303, on the date hereof.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement:

(a)	Seller shall deliver, or cause to be delivered, the Company Shares to the Company’s DTC account by DWAC.

(b)	Company shall deliver to Seller, by wire transfer of immediately available funds, the Purchase Price.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Company, as of the date hereof and as of the Closing Date, that:

Section 3.01.                      Existence.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

Section 3.02.                      Authorization.  The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Seller and have been duly authorized by all necessary action on the part of Seller. This Agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

Section 3.03.                      Governmental Authorization.  The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby require no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official with respect to Seller.

Section 3.04.                      Noncontravention.  The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Seller, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree to which Seller is or would be subject, or (iii) require any consent or other action by any Person under, violate or constitute a default under, or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Seller or to a loss of any material benefit to which Seller is entitled under any provision of any agreement or other instrument binding upon Seller which would prevent or have a material adverse effect on the performance by Seller of its obligations hereunder.

Section 3.05.                      Company Shares.  Seller holds of record and owns beneficially the Company Shares, consisting of 95,653 shares of Common Stock, free and clear of any lien, pledge, restriction on transfer, tax, security interest, option, warrant, purchase right, or other claim or encumbrance.  Versata is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any capital stock of Company (other than this Agreement).  Versata does not hold any other shares of Common Stock of record or beneficially other than the Company Shares being sold hereby by Seller, consisting of 95,653 shares of Common Stock.  Versata is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Company.

Section 3.06.                      Brokers or Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by, will be retained by or is authorized to act on behalf of Versata who might be entitled to any fee or commission from Company in connection with the transactions contemplated by this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Company represents and warrants to Seller, as of the date hereof and as of the Closing Date, that:

Section 4.01.                      Existence.  Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

Section 4.02.                      Authorization.  The execution, delivery and performance by Company of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Company and have been duly authorized by all necessary action on the part of Company.  This Agreement constitutes a valid and binding agreement of Company, enforceable against Company in accordance with its terms.

Section 4.03.                      Governmental Authorization.  The execution, delivery and performance by Company of this Agreement and the consummation by Company of the transactions contemplated hereby require no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official with respect to Company.

Section 4.04.                      Noncontravention.  The execution, delivery and performance by Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Company, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree to which Company is subject, or (iii) require any consent or other action by any Person under, violate or constitute a default under, or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Company or to a loss of any material benefit to which Company is entitled under any provision of any agreement or other instrument binding upon Company which would prevent or have a material adverse effect on the performance by Company of its obligations hereunder.

Section 4.05.                      Brokers or Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by, will be retained by or is authorized to act on behalf of Company who might be entitled to any fee or commission from Seller in connection with the transactions contemplated by this Agreement.

ARTICLE 5
OTHER AGREEMENTS OF THE PARTIES

Section 5.01.                      “As Is” Sale; No Other Representations Being Made.  The parties acknowledge and agree that the Company Shares being sold hereunder are being sold “as is”, subject to the representations and warranties contained herein, and that Seller is not making any representations with respect thereto or with respect to Seller other than as set forth specifically above in Section 3, nor is the Company making any representations with respect thereto or with respect to the Company other than as set forth specifically above in Section 4.  Seller acknowledges that while the Company has certain public reporting obligations relating to its business and operations, that no disclosure or lack of disclosure by the Company of any fact, occurrence or circumstance shall be the basis of any claim by Versata whatsoever, and Seller confirms its agreement for the sale of the Company Shares hereunder notwithstanding any such disclosure or lack of disclosure.

Section 5.02.                      Press Releases and Public Announcements.  The parties shall make a single press release substantially in the form and content of Exhibit D to the Settlement Agreement.  Any other text to be included in a party’s press release, if any, must be approved in advance by the other party.  Otherwise, no party nor its Affiliates shall issue a press release or make any other public statement regarding this Agreement or the settlement of the litigation under the Settlement Agreement, except that the Company may make appropriate disclosures in its filings with the Securities and Exchange Commission, as may be required by its public reporting obligations.  Versata acknowledges that, pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, the Company may be required to file this Agreement with the Securities and Exchange Commission.

Section 5.03.                      Indemnification.  Seller acknowledges that the accuracy of its representations in Section 3.05 hereof that Versata does not hold any shares of Common Stock, whether of record or beneficially, directly or indirectly (except that any investment in a mutual fund or similar investment fund not affiliated with Versata would not be deemed to be beneficial ownership), other than the Company Shares being sold hereunder is a critical representation being relied upon by the Company in entering into this Agreement and the Settlement Agreement.  In the event of any inaccuracy in such representation, Seller shall deliver and cause to be delivered to the Company any such other shares of Common Stock not delivered to the Company at Closing for no additional consideration, with the understanding that the Purchase Price is payment in full for any and all shares of Common Stock held by Versata or as to which Versata has or may have a right to acquire now or in the future (e.g., through the exercise of options, swaps or otherwise), and that any and all such shares of Common Stock and rights are being sold to the Company hereby, effective as of the Closing.  Seller shall indemnify and shall cause Versata to indemnify the Company in full for any losses or damages the Company may undergo as a result of any inaccuracy of Seller’s representations in Section 3.05 hereof.

Section 5.04.                      Further Assurances.  Each of Seller and the Company agree, prior to and after the Closing, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

ARTICLE 6
MISCELLANEOUS

Section 6.01.                      Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile or electronic mail, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice:

if to Company to:

Selectica, Inc.
1740 Technology Drive
San Jose, California 95110
Attention:  Todd Spartz
Email:  tspartz@selectica.com
Fax Number:  (408) 570-2394

or if after October 1, 2011, to

Selectica, Inc.
2121 South El Camino Real
San Mateo, California 94403
Attention:  Todd Spartz
Email:  tspartz@selectica.com

with a copy to:

DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303
Attention:  Eric H. Wang
Email:   eric.wang@dlapiper.com
Fax Number:  (650) 687-1205

if to Seller to:

Versata Software, Inc.
6011 West Courtyard Drive
Austin, Texas 78730
Attention:
Email:
Fax Number:

with a copy to:

Ahmad, Zavitsanos & Anaipakos, P.C.
3460 One Houston Center
1221 McKinney Street
Houston, Texas 77010-2009
Attention:  Steven Mitby
Email: smitby@azalaw.com
Fax Number:  (713) 655-0062

Section 6.02.                      Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 6.03.                      Expenses. All costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement shall be paid by the party incurring such cost or expense.

Section 6.04.                      Assignment; Successors and Assigns.  This Agreement may not be assigned by any party without the prior written consent of the other party hereto.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 6.05.                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles of conflicts of laws.

Section 6.06.                      Dispute Resolution.  Any and all disputes between the Parties, whether arising out of the Agreement or otherwise, shall be submitted to binding arbitration in Delaware under the auspices of the Delaware Chancery Court pursuant to 10 Del. C. Section 349 in accordance with the dispute resolution procedures set forth in Section 9.9 of the Settlement Agreement.  In the event of any action in arbitration or otherwise for breach of this Agreement, the prevailing party shall recover its attorneys’ fees, court costs, and other related expenses (including, if applicable, document discovery costs, expert witness fees and expenses, and other similar expenses) associated with such arbitration or other action.

Section 6.07.                      Third-Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective Affiliates, directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

Section 6.08.                      Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by each of the other parties hereto.

Section 6.09.                      Entire Agreement. This Agreement, along with the Settlement Agreement, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 6.10.                      Construction.  This Agreement is the result of negotiations by and among the parties, all of which have been represented by counsel during the negotiations.  This Agreement will not be construed for or against a party.  The paragraph headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of the paragraph, or in any way affect this Agreement.

Section 6.11.                      Severability.  If any provision of this Agreement is found invalid or unenforceable, that provision will be deemed amended to fulfill as closely as possible the original purposes of the Agreement, and the remainder of this Agreement will remain in full force and effect.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Versata Enterprises, Inc.

By:	/s/ Andrew S. Price
Name:	Andrew S. Price
Title:	VP Finance

Selectica, Inc.

By:	/s/ Jason Stern
Name:	Jason Stern
Title:	CEO & President

EXHIBIT C

JOINT PRESS RELEASE

FOR IMMEDIATE RELEASE

Selectica and Versata Enterprises Enter Comprehensive Settlement Agreement

Parties Sign Broad Settlement Closing Out Prior Claims and Restricting Future Claims

SAN JOSE, Calif., September 21, 2011 — Selectica, Inc. (NASDAQ: SLTC), a provider of sales configuration and contract management solutions, and Versata Enterprises, Inc. today announced that the companies have entered into a comprehensive settlement agreement. By closing out all prior claims between the companies, including the settlement and dismissal of their existing suit in the Court of Chancery in the State of Delaware, and restricting future claims, the agreement frees the two parties to each focus fully on maximizing the value they provide to the market.

“Over the past 18 months we have intensified our ramp of new products and have continued to win major new customers," said Jason Stern, President and CEO of Selectica. "By reaching this agreement and resolving prior disputes with Versata, Trilogy, and their related entities, Selectica can now put all of its focus on enhancing relationships with new and existing customers, further expanding our product footprint, and addressing the growing market demand for sales configuration and contract management in the cloud.”

"We are pleased to resolve outstanding issues and claims with Selectica,” said Randy Jacops, President and CEO of Versata. “I appreciate the diligence with which both management teams worked to craft a mutually beneficial agreement. With that in place, Versata will continue focusing on leveraging its intellectual property portfolio to drive innovation and market leadership.”

As part of the agreement, Selectica has repurchased all of the outstanding common stock held by Versata, and Versata is restricted from purchasing further shares in Selectica common stock. Selectica also has paid in full an outstanding note to Versata that resulted from a previous patent infringement lawsuit settled without admission or concession of liability or fault by either party.

The companies have also agreed to a mutual cross license of patents, a mutual release of claims against the other, and a mutual covenant not to sue, restricting future claims. Total payments by Selectica to Versata to retire the note and repurchase the common stock held by Versata are approximately $4.9 million.

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About Selectica, Inc.
Selectica (NASDAQ: SLTC) provides Global 2000 companies with deal management solutions to help companies close business faster, with higher margins and lower risk. Selectica offers tightly integrated applications for sales configuration, pricing, quoting, and contract lifecycle management, including modules for mobile devices and employee self-service. With over 100,000 users and over one million new contracts processed annually, Selectica is changing the way companies do business. Selectica customers represent leaders in technology, healthcare, government contracting, and telecommunications, including Bell Canada, Cisco, Covad Communications, Fujitsu, CA Technologies, ManTech, and Qwest Communications. For more information, visit www.selectica.com.

About Versata Enterprises, Inc.
With a global presence covering 45 countries, Versata Enterprises solves the most complex business problems for the world's largest organizations. Versata Enterprises comprises a number of leading enterprise solution providers, including Versata Software, Inc., Versata Development Group, Inc., and many stand-alone enterprise software companies acquired and restructured since 2006. Versata's market-leading Customer Success Program ensures customer involvement in product decisions and business priorities and provides a semi-annual opportunity for customers to score Versata's performance against commitments. Versata's global scale enables its product managers to focus on scalability, usability, and architectural flexibility, in addition to high-value customer features. Versata offers customers the opportunity to leverage Versata's global efficiency by offering a menu of services to help customers lower the cost of technology services across the enterprise. Versata's relentless focus on customer priorities, coupled with an unmatched global capability, provides Versata customers¹ continuous innovation and repeatable value propositions. Further information is available at http://www.versata.com.

Forward Looking Statements
Certain statements in this release and elsewhere by Selectica are forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies, the anticipated effect of the settlement and contemplated transactions of the Company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of Company operations, or the performance or achievements of the Company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to the on-going global recession; fluctuations in demand for Selectica's products and services; government policies and regulations, including, but not limited to those affecting the Company's industry; and risks related to the Company's past stock granting policies and related restatement of financial statements. Selectica undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional risk factors concerning the Company can be found in the Company's most recent Form 10- K, filed by the Company with the Securities and Exchange Commission.

PR Contact:
Jennifer Bomze
(408) 545-2609
pr@selectica.com

Investor Contact:
Todd Spartz
(408) 545-2648
ir@selectica.com

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